C/O M & C CORPORATE SERVICES LIMITED
P.O. BOX 309GT, UGLAND HOUSE
SOUTH CHURCH STREET
GEORGE TOWN, GRAND CAYMAN
CAYMAN ISLANDS

December 22, 2009
Northstar Group Holdings, Inc.
12 Wesley Street
P.O. Box HM 1641
Hamilton HM GX
Bermuda
Attn:           John H. Tweedie, FSA
President & Chief Executive Officer

The Argus Group
The Argus Building
12 Wesley Street
P.O. Box HM 1064
Hamilton HM EX, Bermuda
Attn:           The Hon. Gerald Simons, OBE
President & Chief Executive Officer

Commerzbank AG	Commerzbank AG
Zentrales Geschaftsfeld	FIC Sales Corporate & Markets
Mainzer Landstrasse 153	P.O. Box 52715
60327 Frankfurt am Main	30 Gresham Street
Attn: Bert Stahlmann,	London EC2P 2XY
Senior Director, Structured Insurance Solutions	Attn: Albert Shamash, MA FIA
Head of Pensions and Insurance Solutions

Gentlemen:

This letter will serve as our mutual agreement and understanding in respect of the proposed transaction described below, pursuant to which it is contemplated that Asia Special Situation Acquisition Corp., a Cayman Island corporation (“ASSAC”) will acquire 100% of the share capital and equity of Northstar Group Holdings, Inc., a Bermuda corporation (“Northstar”).

We have been advised that Northstar through one or more subsidiaries, owns and operates a reinsurance business located in Bermuda, known as Northstar Reinsurance Ltd. (“Northstar Re Bermuda”) and a reinsurance business in Ireland known as Northstar Reinsurance Ireland Ltd. (“Northstar Re Ireland”).

1.       Background.       ASSAC is proposing to acquire 100% of the share capital and equity of Northstar (the “Transaction”) based upon the following information supplied to ASSAC by Northstar:

          (a)       Capitalization.       Northstar currently has two classes of equity securities, consisting of (i) common equity, of which approximately 50% of such common equity has voting rights (the “Voting Shares”) and (ii) common equity issued to the “Northstar Investors” (defined below), the value of which are based upon each holder’s pro-rata interest in the total Net Asset Value (“NAV”) of the portfolio of securities and assets (currently about $120.0 million) contributed by such Northstar Investor to Northstar (the “Tracking Shares”).  The Tracking Shares represent 100% of the economic value of the equity of Northstar.   NAV is essentially the fair market value of the assets, less indebtedness and other liabilities attributable thereto.

                      (i)       Tracking Shares              Two of the Stillwater Funds (Stillwater Market Neutral Fund, LP and Stillwater Market Neutral Fund II, LP, both Delaware limited partnerships), GMM, Star Navigator and The Argus Group (collectively, the “Northstar Investors”) contributed all of the assets to Northstar and to its subsidiaries (Northstar  Re Bermuda and Northstar Re Ireland) for regulatory capital and own 100% of the Tracking Shares.

                      (ii)        Outstanding Shares.       The Northstar Investors own about 70% of the outstanding common shares, and the balance are approximately owned (w) Commerzbank AG (15%), (x) Daniel Gray (5%), (y) James Dallas (5%) and (z) John Tweedie, President and CEO of Northstar (5%). Some former directors and employees have a very small number of shares.

                      (iii)       Voting Shares.       Are owned as follows:  (1) Stillwater Funds 19.744%; (2) GMM (9.872%), (3) Argus (19.846%), (4) Koala (3.116%), (5) Star Navigator (5.988%), (6) Tweedie (9.872%), (7) Dallas (9.872%) (8) Gray (9.872%) and (9) three former employees or directors (11.817%).

          (b)       Letter of Credit.         Commerzbank AG, formerly Dresdner Bank AG, New York Branch (the “Northstar Senior Lender”) has issued two outstanding letters of credit in an aggregate amount of $45.0 million (the “L/Cs”) under the Amended and Restated Letter of Credit Agreement, dated December 16, 2004, among Northstar, Northstar Re Bermuda, Northstar Re Ireland (as a designated subsidiary) and the Northstar Senior Lender (the “L/C Facility Agreement”), which are secured by a lien on all of the assets of Northstar, Northstar Re Bermuda and Northstar Re Ireland, including the Tracking Shares and all of the $120.0 million assets and securities contributed by the Northstar Investors (the “Northstar Investor Assets”).  The L/Cs, in turn, secure the obligations of Northstar Re Ireland and Northstar Re Bermuda to their insurer clients (“Cedents”) under reinsurance contracts currently in force (“Treaties”).  In addition, the Northstar Senior Lender has provided a $10.0 million line of credit to Northstar which is fully drawn (the “Line of Credit”).  Accordingly, a total of approximately $55.0 million, plus accrued interest thereon, is currently or contingently owed to the Northstar Senior Lender (collectively, the “Northstar Senior Debt”).

          (c)       Composition and Allocation of Capital.          The approximately $120.0 million NAV of the Northstar capital consists of approximately $50.0 million of assets provided by The Argus Group (“Argus”), of which $16.25  million is a demand note issued by Argus and $30.0 million are mutual fund assets owned by Argus.  The balance of $70.0 million is composed of illiquid hedge funds assets provided by the Stillwater Funds, GMM and Star Navigator. The capital has been allocated approximately as follows: (i) $12 million to Northstar Re Bermuda, (ii) $68.0 million (including 100% of the assets contributed by Argus) to Northstar Re Ireland, and (iii) the balance is retained by Northstar.

          (d)       Shareholder and Senior Lender Transaction Requirements.       The Northstar Investors (who own in the aggregate 56.2% of the Voting Shares) desire to have their Tracking Shares and capital released from the lien and charge over assets held by the Northstar Senior Lender.   Similarly, the Northstar Senior Lender desires to either (i) terminate the L/C and be repaid its line of credit, or (ii) renegotiate the L/C on mutually acceptable terms with substitute collateral acceptable to the Northstar Senior Lender.

          (e)       Requisite Vote and Approval.         In order to consummate the acquisition of Northstar, through the merger transaction described below, (i) the approval and consent of the holders of 66.0% or more of the Voting Shares of Northstar, (ii) the approval or consent of Northstar Investors owning 90% or more of the Tracking Shares, and (iii) the approval and consent of the Northstar Senior Lender, is required.

2.       Terms of Acquisition.

          (a)       Merger Transaction.       ASSAC shall form a new wholly-owned Bermuda subsidiary (“Mergerco”).  ASSAC and Northstar Mergerco shall enter into an agreement and plan of merger with Northstar (the “Merger Agreement”).  Pursuant to the Merger Agreement, Mergerco will be merged with and into Northstar with Northstar as the surviving corporation of the merger (the “Merger”).  As a result, upon consummation of the Merger, ASSAC shall own of record and beneficially 100% of the Northstar outstanding common shares, 100% of the Northstar voting shares, and 100% of the Northstar Tracking Shares of Northstar (collectively, the “Northstar Equity”).

          (b)       Merger Consideration.       At Closing of the Merger, ASSAC shall:

                     (i)       (i)       Pay $7,000,000 in cash in  immediately available funds to Northstar, of which (A) are amounts (estimated at approximately $2,000,000) required to retire certain obligations of Northstar; and (B) the balance will be credited to internal Northstar accounts maintained to reflect the net obligations of Northstar to the Northstar Investors and the Northstar Senior Lender based upon their respective interests in the Northstar Tracking Shares and the provisions of the L/C Facility Agreement.  As a result of the Merger, 100% of the common equity, Voting Shares and Tracking shares of Northstar shall be owned by ASSAC.

                     (ii)       Issue to the Northstar Investors (in pro-rata amounts equal to their respective percentage interests in the Tracking Shares) ASSAC’s limited recourse non-interest bearing $120.0 million performance note (the “ASSAC Note”).  The ASSAC Note shall, inter alia:

                                (A)       be due and payable on or before June 30, 2010;

                                (B)       be unconditionally guaranteed by all ASSAC Subsidiaries (including Northstar, its subsidiaries and the “Stillwater Funds Subsidiaries” described below (collectively, the “ASSAC Note Guarantors”).

                               (C)       at all times subject and subordinated in a manner consented and acceptable to the Northstar Senior Lender (which consent may be withheld, conditioned or delayed by the Northstar Senior Lender in its sole and absolute discretion) to the prior lien and security interest of the Northstar Senior Lender in the assets of Northstar, Northstar Re Bermuda and Northstar Re Ireland, be secured by a pledge of all of the Northstar Tracking Shares and a security interest in all of the underlying portfolio of assets and securities provided by Argus and all of the other Northstar Investors (the “Northstar Investor Assets”); and

                                (D)       be deemed to be “paid and performed” in full at any time on or before the June 30, 2010 maturity date upon a release of all of the Northstar Investor Assets from the lien of the Northstar Senior Lender securing the existing L/Cs and other Northstar Senior Debt, and a return of all such Northstar Investor Assets to the Northstar Investors.

          (c)       Event of Default.       In the event that by June 30, 2010, the Northstar Note shall not have been “paid and performed” in full by the return of all such Northstar Investor Assets to the Northstar Investors, then and in such event an “event of default” under the ASSAC Note shall have occurred.  In such event, and in order to release the liens on the Northstar Investor Assets and return such Northstar Investor Assets, ASSAC and the ASSAC Note Guarantors shall be required to:

                      (i)       either replace the existing Northstar Senior Lender aggregate $45.0 million  L/Cs with new letters of credit issued by one or more other lending institutions, or cause Northstar and its subsidiaries to terminate all Treaties in accordance with their terms, obtain releases of all regulatory capital and terminate the Northstar Senior Lender L/Cs, and

                      (ii)       upon closing of the Merger, repay the existing $10.0 million line of credit in full, either by liquidation of assets from the Stillwater Funds described below or from ASSAC working capital.

          (d)       Certain Covenants and Additional Collateral.         ASSAC shall covenant and agree in the Merger Agreement that prior to June 30, 2010 (i) neither it nor any of its direct or indirect Subsidiaries (including Northstar Re Bermuda and Northstar Re Ireland) shall take any action to terminate any of the Treaties or take any action that would reasonably be expected to result in a draw by any beneficiary under any outstanding L/C, (ii) it and each of its direct and indirect Subsidiaries (including Northstar Re Bermuda and Northstar Re Ireland) shall use each of their respective commercially reasonable efforts to prevent a draw by any beneficiary under any outstanding L/C, and (iii) it shall repay or cause to be repaid to the Northstar Senior Lender any amounts drawn under such L/Cs, whether in connection with a termination of any of the Treaties or otherwise.  To secure such covenants, on the Closing Date of the Merger, ASSAC shall (A) guaranty to indemnify, defend and hold harmless, the Northstar Senior Lender from any losses incurred by it in the event and to the extent that the existing L/Cs shall be drawn upon (the “ASSAC Guaranty”), and (B) secure such ASSAC Guaranty and the foregoing covenants by granting to the Northstar Senior Lender a security interest in the form of a pledge or charge over the shares or equity of one or more Stillwater Fund Subsidiaries acquired by ASSAC on the Closing Date of the Merger that own portfolios of assets and securities having an aggregate NAV of not less than $120.0 million (the “Pledged Collateral”); which Pledged Collateral shall be independent of and unrelated to the portfolio of assets and securities contributed to the capital of Northstar Subsidiaries by the Northstar Investors.

3.       Transaction with Northstar Senior Lender.       ASSAC and Stillwater hereby propose the following agreement in principle with the Northstar Senior Lender, to be implemented on or before June 30, 2010:

          (a)       ASSAC and the Northstar Senior Lender will seek to:

                     (i) retain the L/Cs in force; provided that the Northstar Senior Lender shall receive more commercially attractive terms for retaining the L/Cs and substitute collateral acceptable to the Northstar Senior Lender; and

                     (ii)  amend and restate the Line of Credit, all upon such terms and conditions as shall be acceptable to the Northstar Senior Lender (collectively, the “Restated Northstar Senior Debt”).

          (b)       In the event that by June 30, 2010, for any reason or no reason, ASSAC, Stillwater and the Northstar Senior Lender are unable to reach mutual agreement to retain the L/Cs in force pursuant to duly executed agreements evidencing such Restated Northstar Senior Debt, then and in such event ASSAC shall cause the Northstar Senior Lender’s L/Cs to be terminated in a manner that results in no liability or obligation of the Northstar Senior Lender and ASSAC and each of its direct and indirect Subsidiaries shall jointly and severally indemnify the Northstar Senior Lender for any such liability or obligation incurred as a result of or related to such termination..

          (c)        The negotiation and execution of the Restated Northstar Senior Debt with the Northstar Senior Lender shall be subject to ASSAC and Northstar providing to the Northstar Senior Lender with Pledged Collateral that shall be acceptable to the Northstar Senior Lender in the exercise of its sole discretion.  In such connection, it is contemplated that a minimum of approximately $120.0 million of appraised NAV of the Pledged Collateral will be offered to the Northstar Senior Lender to collateralize the Restated Northstar Senior Debt to induce the Northstar Senior Lender to release its liens and charges over the Northstar Investor Assets.  As set forth below, the proposed $120.0 million of Pledged Collateral will include NAV of the Stillwater Funds that will have been appraised by Houlihan Smith, before the consummation of the Northstar Merger, and in essence audited and written down to current net realizable values.

It should be noted that the approximately $50.0 million of collateral provided by Argus for the existing Northstar Senior Debt has been transferred to Northstar Re Ireland, represents regulatory capital for Northstar Re Ireland and cannot be released without the consent of the Irish insurance regulators – as such the Northstar Senior Lender in essence holds a lien subordinated to the insurance regulation requirements on such collateral.  In the event ASSAC and the Northstar Senior Lender are unable to reach an agreement regarding the foregoing, ASSAC shall undertake to provide for a new $45.0 million letter of credit [and a substituted line of credit] for Northstar prior to the maturity date of the ASSAC Note.

Consummation of the transaction with the Northstar Senior Lender will follow the closing of the Northstar Merger and be subject to receipt of such NAV appraisals of the pledged Stillwater Funds assets.

          (d)        By its execution of this letter, the Northstar Senior Lender hereby confirms its willingness to (a) entertain, consider and discuss with ASSAC the above refinancing proposal referred to in this Section 3, and (b) review and analyze the proposed substituted collateral offered by ASSAC to secure any Restated Northstar Senior Debt; provided, however, that such confirmation by the Northstar Senior Lender shall not constitute (i) a loan commitment, agreement or agreement to agree by the Northstar Senior Lender as to any or all of the above terms, or any other terms and conditions with respect to refinancing the Northstar Senior Debt or (ii) the consent or approval by the Northstar Senior Lender to the Merger or any other business combination transaction.  In the event that by May 31, 2010, ASSAC and the Northstar Senior Lender are unable to reach a mutual agreement as to any proposed Restated Northstar Senior Debt and enter into a definitive agreement with respect thereto, then and in such event, ASSAC shall be obligated to cause the Northstar Senior Debt to be paid in full by not later than June 30, 2010; such payment to be consummated as set forth by terminating the existing L/Cs or replacing such L/Cs with new letters of credit from other issuing lenders.

          (e)       Notwithstanding anything contained herein to the contrary, the parties hereto agree and acknowledge that nothing herein shall be construed as an agreement or other commitment by the Northstar Senior Lender to provide its approval or consent to the proposed Transaction or any aspect thereof and nothing herein shall be construed as an indication of such approval or consent.  The decision of the Northstar Senior Lender to approve or consent to the any aspect of the proposed Transaction upon a request therefor shall be solely in the discretion of the Northstar Senior Lender.

4.       Stillwater Funds.       Stillwater Capital Partners, Inc. (“Stillwater”) and its affiliate Stillwater Capital Partners LLC is the investment manager or general partner of the hedge funds described below (hereinafter collectively referred to as the “Stillwater Funds”).  Such Stillwater Funds consist of the following:

          (a)       Each of (i) Stillwater Asset Backed Offshore Fund, Ltd., a Cayman Island exempted company (“Stillwater Fund Cayman”); (ii) Stillwater Asset Backed Fund, LP, a Delaware limited partnership (“Stillwater Fund Delaware I”) and (iii) Stillwater Asset Backed Fund II, LP, a Delaware limited partnership (“Stillwater Fund Delaware II” and together with Stillwater Fund Cayman and Stillwater Fund Delaware I, the “Stillwater Lending Funds”).  The Stillwater Lending Funds invest in short and medium term loans and other asset backed obligations for various types of borrowers, and participate in loans and loan portfolios of other lenders.  ASSAC is advised by Stillwater that as at December 31, 2009, the aggregate NAV of the Stillwater Lending Funds will be approximately $440.0 million. (subject to adjustments to such NAV based upon independent appraisals completed and to be completed prior to June 30, 2010).

          (b)       Stillwater Real Estate Partners LP, a Delaware limited partnership (the “Stillwater Real Estate Fund”).  The Stillwater Real Estate Fund is primarily engaged in the purchase of undervalued real estate, distressed real estate and real estate sold at foreclosure sales.  The initial capital invested in 2005 in the real estate assets managed by the Stillwater Real Estate Fund, including participations in other real estate loans and real estate syndication interests was approximately $84.0 million. Stillwater has advised that as at December 31, 2009 the aggregate NAV of the Stillwater Real Estate Fund will be approximately $56.0 million. (subject to adjustments to such NAV based upon independent appraisals completed and to be completed prior to June 30, 2010).

          (c)       Each of (i) Stillwater Market Neutral Fund, LP, a Delaware limited partnership (“SMNF-I”), (ii) Stillwater Market Neutral Fund II, LP (“SMNF-II”), a Delaware limited partnership, and (iii) Stillwater Market Neutral Fund Ltd., a Cayman Island exempted company (“SMNF-Cayman” and with SMNF-I and SMNF-II, collectively, the “SMNF Funds”).  The SMNF Funds are fund of funds that invest in a portfolio of hedge funds with diversified investment strategies.  Stillwater has advised that as at December 31, 2009, the aggregate net asset value of the SMNF Funds will be approximately $67.5 million (subject to adjustments to such NAV based upon independent appraisals completed and to be completed prior to June 30, 2010).

          (d)       Each of (i) The Stillwater Matrix Fund LP, a Delaware limited partnership (“Stillwater Matrix”), and (ii) The Stillwater Market Neutral Fund III SPC, a Cayman Island exempted company, and its sub funds, Stillwater Matrix PC (collectively, “Stillwater Matrix Cayman” and with Stillwater Matrix, the “Matrix Funds”) invest in a portfolio of hedge funds focused on the Asset Based Lending space Stillwater has advised that as at December 31, 2009, the aggregate net asset value of the Matrix Funds and the Sub Funds will be approximately $158.0 million (subject to adjustments to such NAV based upon independent appraisals completed and to be completed prior to June 30, 2010).

          (e)       Simultaneous with, or immediately prior to the acquisition of Northstar, ASSAC will acquire all of the Stillwater Funds and their assets, subject to their liabilities, in exchange for ASSAC convertible Preferred Shares.  The purchase prices for such Stillwater Funds shall be based upon the appraised NAV of such Stillwater Funds.  At Closing, substantially all of the equity of the Stillwater Funds shall be contributed by ASSAC to Northstar Re Bermuda and Northstar Re Ireland.

5.       Definitive Agreement and Closing Conditions.  The Transaction is subject to the negotiation, execution and delivery of a mutually acceptable definitive Merger Agreement among ASSAC, Mergerco and Northstar providing for the consummation of the Transaction (the “Definitive Agreement”) on the terms described herein and containing representations, warranties, covenants, indemnities and other terms and conditions customary in such transactional agreements.  In connection therewith, the parties agree that the Definitive Agreement shall, inter alia, contain the following provisions and closing conditions:

          (a)       ASSAC shall have conducted and shall be satisfied with the results of its legal, financial and commercial due diligence investigation of Northstar and its subsidiaries;

          (b)        ASSAC shall have completed a business, financial, legal and other due diligence investigation with respect to the Company and its business (the “Due Diligence Investigation”) that shall be satisfactory to ASSAC;

          (c)       ASSAC shall have completed, through subsidiary entities (the “Stillwater Funds Subsidiaries”) the acquisition of the Stillwater Funds and shall have contributed the equity of the Stillwater Funds Subsidiaries to Northstar Re Bermuda and Northstar Re Ireland;

          (d)       The Northstar Senior Lender shall have consented to the Merger in writing and ASSAC and the Northstar Senior Lender shall have entered into a definitive agreement with respect to the L/Cs, the L/C Facility Agreement and the other Transaction Documents (as defined in the L/C Facility Agreement), that shall be satisfactory to the Northstar Senior Lender, ASSAC and Northstar;

          (f)       The holders of not less than 66% of the Voting Shares of Northstar and 90% of the Northstar Investors holding the Tracking Shares, shall have approved the Merger, the Definitive Agreement and all of the transactions contemplated thereby;

          (g)       The a majority of the limited partners of the Stillwater Funds organized in the State of Delaware and the boards of directors of each of the Stillwater Funds organized under the laws of the Cayman Islands shall have approved the acquisition(s) by ASSAC of such Stillwater Funds;

          (h)       Northstar shall have obtained all required tax clearances;

          (i)       All material regulatory filings, consents and approvals shall have been obtained, including, without limitation, the approval or non-disapproval of the Irish Financial Services Regulatory Authority and the Bermuda Monetary Authority to the extent applicable;

          (j)       The aggregate NAV of all of the Stillwater Funds as at the Closing Date shall not be less than $250.0 million;

          (k)       ASSAC shall have received financial statements of each of Northstar, Northstar Re Bermuda and Northstar Re Ireland which shall consist of balance sheets, statements of income and operations, and statements of cash flows, with appropriate footnotes that have been audited by PCAOB qualified accountants and auditors as at March 31, 2009 and March 31, 2008 and for the two fiscal years then ended, and unaudited financial statements for the comparative six month periods ended September 30, 2009 and 2008, respectively;

          (l)       The acquisition of certain Stillwater Fund Subsidiaries by ASSAC and/or one or more of its Subsidiaries shall have been consummated on or prior to the consummation of the Merger.

          (m)       Customary provisions pursuant to which the parties thereto will indemnify one another; and

          (n)       Closing of the Transaction shall be subject to the absence of any material adverse change in the operations, assets, results of operations, or condition, financial or otherwise, of the Northstar Group and ASSAC through the Closing Date.

6.       Miscellaneous.

          (a)       In order to induce ASSAC to incur the effort and expense of due diligence examinations and analysis of the proposed Transactions, each of (i) Northstar on behalf of itself and its Northstar Re Bermuda and Northstar Re Ireland Subsidiaries (collectively, with Northstar, the “Northstar Group”) and each of  Stillwater and Argus (the “Northstar Affiliates”) hereby, jointly and severally, agree that, for the period through and including the earlier of (i) January 23, 2010, or (ii) notice from ASSAC that it is unable or unwilling to continue to proceed with any of the above Transaction (the “Negotiation Period”), none of them will accept a proposal for any possible sale of all or any part of the securities or assets or any other change in control of any member of the Northstar Group from any other person, firm or other entity (a “Competitor”); provided, however, that nothing contained herein shall require the Northstar Group or the Northstar Affiliates to (i) discontinue discussions with any Competitor or (ii) refrain from initiating discussions or responding to any proposal or other inquiry form any Competitor, in each case, regarding a possible sale of all or any part of the securities or assets or any other change in control of any member of the Northstar Group or any other transaction.  Notwithstanding the foregoing, in the event and to the extent that ASSAC advises Northstar in writing, or ASSAC and Northstar mutual agree in writing, that the proposed Transaction between ASSAC and Northstar is not advisable, practicable or feasible, then and in such event the provisions of this Section 5(a) shall thereafter no longer be applicable.

          (b)       ASSAC and each of the Northstar and the Northstar Affiliates agree that during the Negotiation Period they will undertake to execute a Definitive Agreement as soon as practicable and in no event later than January 5, 2010.  Notwithstanding the foregoing, each of the parties hereto recognize that consummation of the Transaction will require, in addition to the conditions precedent to be set forth in herein and in the Definitive Agreement (i) the consent of the requisite majority of the holders of Voting Shares of Northstar and the Northstar Investors; and (ii) the affirmative vote or consent of the holders of a majority of the outstanding publicly traded ASSAC Ordinary Shares at a shareholders meeting to be held on or about January 17, 2010 (the “ASSAC Shareholders Meeting”), and other required conditions specified in the ASSAC prospectus dated January 17, 2008.  The parties further acknowledge that time is of the essence as, unless ASSAC is able to consummate the Transactions or another acceptable business combination by not later than January 23, 2010, it will likely be forced to liquidate its trust fund and liquidate as an entity. Other than the requisite shareholder approvals and consents to be obtained at the ASSAC Shareholders Meeting, no other consents or regulatory approvals are required on the part of ASSAC to enable it to consummate the transactions contemplated hereby.

          (c)       During the Negotiation Period Northstar shall and shall cause each member of the Northstar Group to operate its business in the ordinary course consistent with past practices and maintain the goodwill of its employees, investors and other interested parties.  In addition, during the Negotiation Period, unless otherwise agreed to in writing by ASSAC, subject at all times to its fiduciary obligations to the Northstar Investors and the Senior Lender, Northstar shall not take any action that would make the proposed Transaction, impossible or impracticable.

          (d)       Northstar will permit ASSAC, its representatives, accountants and counsel, to conduct an investigation and evaluation of each of the Northstar Group during the Negotiation Period, and in connection therewith will provide such assistance to such persons as is reasonably requested.  ASSAC and its representatives, subject to the approval of Northstar (which approval shall not be unreasonably withheld), shall be permitted, upon request and subject to appropriate safeguards, to contact and communicate with the bankers, accountants, attorneys, key personnel and certain material investors in the Northstar Group.  ASSAC will similarly permit Northstar, its representatives, accountants and counsel, to conduct an investigation and evaluation of ASSAC during the Negotiation Period, and in connection therewith will provide such assistance to such persons as is reasonably requested.  Northstar and its representatives, subject to the approval of ASSAC (which approval shall not be unreasonably withheld), shall be permitted, upon request and subject to appropriate safeguards, to contact and communicate with the ASSAC’s bankers, accountants, attorneys, key personnel and other advisors on request.

          (e)       ASSAC and Northstar will each bear all of their respective costs and expenses (including, but not limited to, fees and expenses of legal counsel, accountants, and other representatives and consultants) in connection with the transactions contemplated hereby.

          (f)       Each of ASSAC and Northstar agree not to make or permit to be made any public disclosure of the existence of the terms of this letter without the prior written consent of the others, except as otherwise required by law, including the Securities Laws, or as advised by legal counsel, and except to their respective advisors and attorneys.

         (g)       This letter agreement shall be governed by and interpreted in accordance with the internal laws of the state of New York without giving effect to the conflicts of laws principles thereof.  The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the state of New York in connection with any claims, actions or other proceeding relating to this letter agreement.

          (h)       (i) this letter reflects the present intent of the parties to proceed with the due diligence of the Northstar Group by ASSAC, the negotiation and execution of the Definitive Agreement and the consummation of the proposed Transaction, all upon the terms and conditions described above and such other terms and conditions as are mutually acceptable;

                      (ii)the parties agree and acknowledge that this letter constitutes a non-binding letter of intention and that no party hereto shall have any obligation to reach agreement on or to negotiate toward or to continue to proceed with consideration of the proposed Transaction or otherwise to consummate the proposed Transaction; and

                      (iii) except for the provisions of this Section 6, which the parties agree create legal and binding obligations, this letter is not intended to and does not create any legal obligation or enforceable right.

          (i)       Neither Northstar, the Northstar Group, any Northstar Affiliate or any of their respective representatives or affiliates shall have any lien, security interest, claim against or any other right to (A) any of the maximum $115.0 million principal amount of the proceeds held in that certain trust administered and maintained by Continental Stock Transfer & Trust Company, as trustee (and any successor trust or substitute arrangement) for the benefit of ASSAC and certain of the shareholders of ASSAC (the “Trust”), (B) any interest earned on such maximum $115.0 million principal amount of proceeds held in the Trust, or (C) any of the $2,000,000 of interest income proceeds earned on the proceeds held in such Trust.  Northstar, on behalf of itself, the Northstar Group and each of its representatives and affiliates (including legal counsel and other professionals retained by Northstar), does hereby expressly waive and relinquish any claim or other rights to the Trust, its corpus or any interest earned thereon.

          (j)       This agreement may be executed in counterparts.  Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

       Upon execution and delivery of this letter in the space provided below, ASSAC shall instruct Hodgson Russ LLP, its legal counsel to begin preparation of the Definitive Agreement and other related agreements.

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If the foregoing accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this letter agreement.  We look forward to working with you in connection with this Transaction.

Very truly yours,

ASIA SPECIAL SITUATION ACQUISITION CORP.

By:	/s/ Gary T. Hirst
Gary T. Hirst, President

ACCEPTED AND AGREED TO
this 22nd day of December 2009:

NORTHSTAR GROUP HOLDINGS, INC.

By:	/s/ John H. Tweedie
John H. Tweedie, FSA
President and CEO

THE ARGUS GROUP

By:	/s/ Gerald Simons
The Hon. Gerald Simons,
President and CEO

STILLWATER CAPITAL PARTNERS, INC.

By:	/s/ Jack Doueck
Jack Doueck, Principal

Subject at all times to Section 3(c) above,
the undersigned confirms the agreement
in principle set forth in Section 3 above:

COMMERZBANK AG

By:	/s/ Thomas Bistega
Name: Thomas Bistega
Title: Head of CPM